                                                            EXHIBIT 99(c)(1)











                            AGREEMENT AND PLAN OF MERGER

                                       AMONG

                               BLESSINGS CORPORATION

                           HUNTSMAN PACKAGING CORPORATION

                                        AND

                                VA ACQUISITION CORP.


                             DATED AS OF APRIL 7, 1998

                                  TABLE OF CONTENTS

ARTICLE 1
     THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     Section 1.1  The Offer. . . . . . . . . . . . . . . . . . . . . . . .    2
     Section 1.2  Company Action . . . . . . . . . . . . . . . . . . . . .    3
     Section 1.3  Directors. . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2
     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     Section 2.1  The Merger . . . . . . . . . . . . . . . . . . . . . . .    5
     Section 2.2  Effective Time . . . . . . . . . . . . . . . . . . . . .    6
     Section 2.3  Closing of the Merger. . . . . . . . . . . . . . . . . .    6
     Section 2.4  Effects of the Merger. . . . . . . . . . . . . . . . . .    6
     Section 2.5  Certificate of Incorporation and Bylaws. . . . . . . . .    6
     Section 2.6  Directors. . . . . . . . . . . . . . . . . . . . . . . .    6
     Section 2.7  Officers . . . . . . . . . . . . . . . . . . . . . . . .    6
     Section 2.8  Conversion of Shares.. . . . . . . . . . . . . . . . . .    7
     Section 2.9  Appraisal Rights.. . . . . . . . . . . . . . . . . . . .    7
     Section 2.10  Exchange of Certificates. . . . . . . . . . . . . . . .    7
     Section 2.11  Company Stock Options . . . . . . . . . . . . . . . . .    9

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . .    9
     Section 3.1  Organization and Qualification; Subsidiaries . . . . . .   10
     Section 3.2  Capitalization of the Company and its Subsidiaries . . .   10
     Section 3.3  Authority Relative to this Agreement;
                     Consents and Approvals. . . . . . . . . . . . . . . .   12
     Section 3.4  SEC Reports; Financial Statements. . . . . . . . . . . .   12
     Section 3.5  Information Supplied . . . . . . . . . . . . . . . . . .   13
     Section 3.6  Consents and Approvals; No Violations. . . . . . . . . .   13
     Section 3.7  No Default . . . . . . . . . . . . . . . . . . . . . . .   14
     Section 3.8  No Undisclosed Liabilities; Absence of Changes . . . . .   15
     Section 3.9  Litigation . . . . . . . . . . . . . . . . . . . . . . .   15
     Section 3.10  Compliance with Applicable Law. . . . . . . . . . . . .   15
     Section 3.11  Employee Plans. . . . . . . . . . . . . . . . . . . . .   16
     Section 3.12  Environmental Laws and Regulations. . . . . . . . . . .   17
     Section 3.13  Tax Matters . . . . . . . . . . . . . . . . . . . . . .   18
     Section 3.14  Affiliate Transactions. . . . . . . . . . . . . . . . .   19
     Section 3.15  Labor Matters . . . . . . . . . . . . . . . . . . . . .   19
     Section 3.16  Relationships with Customers, Suppliers, Distributors
                     and Sales Representatives . . . . . . . . . . . . . .   19


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

     Section 3.17  Contracts . . . . . . . . . . . . . . . . . . . . . . .   19
     Section 3.18  Tangible Property; Real Property and Leases . . . . . .   20
     Section 3.19  Trademarks, Patents and Copyrights. . . . . . . . . . .   20
     Section 3.20  Brokers . . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 3.21  No Other Representations or Warranties. . . . . . . . .   21

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION. . . . . . .   21
     Section 4.1  Organization . . . . . . . . . . . . . . . . . . . . . .   21
     Section 4.2  Authority Relative to this Agreement . . . . . . . . . .   22
     Section 4.3  Information Supplied . . . . . . . . . . . . . . . . . .   22
     Section 4.4  Consents and Approvals; No Violations. . . . . . . . . .   22
     Section 4.5  No Default . . . . . . . . . . . . . . . . . . . . . . .   23
     Section 4.6  Availability of Financing. . . . . . . . . . . . . . . .   23
     Section 4.7  No Prior Activities. . . . . . . . . . . . . . . . . . .   23
     Section 4.8  Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   23
     Section 4.9  No Other Representations or Warranties . . . . . . . . .   23

ARTICLE 5
     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     Section 5.1  Conduct of Business of the Company . . . . . . . . . . .   24
     Section 5.2  Acquisition Proposals. . . . . . . . . . . . . . . . . .   26
     Section 5.3  Access to Information. . . . . . . . . . . . . . . . . .   27
     Section 5.4  Shareholders Meeting . . . . . . . . . . . . . . . . . .   27
     Section 5.5  Additional Agreements; Reasonable Efforts. . . . . . . .   28
     Section 5.6  Consents . . . . . . . . . . . . . . . . . . . . . . . .   28
     Section 5.7  Public Announcements . . . . . . . . . . . . . . . . . .   29
     Section 5.8  Indemnification; Directors' and Officers' Insurance. . .   29
     Section 5.9  Notification of Certain Matters. . . . . . . . . . . . .   30
     Section 5.10 Employee Matters . . . . . . . . . . . . . . . . . . . .   30
     Section 5.11 SEC Filings. . . . . . . . . . . . . . . . . . . . . . .   30
     Section 5.12 Guarantee of Performance . . . . . . . . . . . . . . . .   31
     Section 5.13 Notice of Certain Events . . . . . . . . . . . . . . . .   31

ARTICLE 6
     CONDITIONS TO CONSUMMATION OF THE MERGER. . . . . . . . . . . . . . .   31
     Section 6.1  Conditions to Each Party's Obligations to Effect
                     the Merger. . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 7
     TERMINATION; AMENDMENT; WAIVER. . . . . . . . . . . . . . . . . . . .   32
     Section 7.1  Termination. . . . . . . . . . . . . . . . . . . . . . .   32
     Section 7.2  Effect of Termination. . . . . . . . . . . . . . . . . .   33
     Section 7.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . .   34


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

     Section 7.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . .   35
     Section 7.5  Extension; Waiver. . . . . . . . . . . . . . . . . . . .   35

ARTICLE 8
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     Section 8.1  Nonsurvival of Representations and Warranties. . . . . .   35
     Section 8.2  Entire Agreement; Assignment . . . . . . . . . . . . . .   36
     Section 8.3  Validity . . . . . . . . . . . . . . . . . . . . . . . .   36
     Section 8.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . .   36
     Section 8.5  Governing Law; Jurisdiction. . . . . . . . . . . . . . .   37
     Section 8.6  Waiver of Jury Trial . . . . . . . . . . . . . . . . . .   37
     Section 8.7  Construction; Interpretation . . . . . . . . . . . . . .   37
     Section 8.8  Parties in Interest. . . . . . . . . . . . . . . . . . .   38
     Section 8.9  Severability . . . . . . . . . . . . . . . . . . . . . .   38
     Section 8.10  Specific Performance. . . . . . . . . . . . . . . . . .   38
     Section 8.11  Counterparts. . . . . . . . . . . . . . . . . . . . . .   38


                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of the 7th day of April, 1998 (this "Agreement") is made by and among BLESSINGS CORPORATION, a Delaware corporation (the "Company"), HUNTSMAN PACKAGING CORPORATION, a Utah corporation ("Parent"), and VA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

                                      RECITALS

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, unanimously (i) determined that each of the Offer (as defined in the recitals) and the Merger (as defined in Section 2.1) is fair to, and in the best interests of, its shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company; and

     WHEREAS, in furtherance thereof, it is proposed that, subject to the terms and conditions set forth herein, Acquisition shall commence a tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock (as defined in Section 2.8) at a price equal to Twenty-One Dollars ($21.00) per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein.

     WHEREAS, Parent and Acquisition are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of Company Common Stock identified on Exhibit A hereto enter into agreements (collectively, the "Tender Agreement") providing for certain matters with respect to their Shares, including the tender of their Shares and certain other actions relating to the Offer and the other transactions contemplated by this Agreement, and in order to induce the Parent and Acquisition to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Tender Agreement so that the restrictions on "business combinations" set forth in Section 203 of the DGCL (as hereafter defined) do not and will not apply to Parent, Acquisition or affiliates or associates of Parent as a result of the execution and delivery of the Tender Agreement or the consummation of the transactions contemplated thereby or by this Agreement, and such stockholders have executed and delivered the Tender Agreement.

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Acquisition hereby agree as follows:

                                      ARTICLE 1
                                     THE OFFER

     SECTION 1.1  THE OFFER.

               (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or conditions set forth in Annex A (the "Offer Conditions") shall have occurred and be existing, as promptly as practicable, but in no event later than five (5) Business Days after the public announcement of the execution of this Agreement, Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for all the issued and outstanding shares of Company Common Stock, at the Per Share Amount.
Acquisition shall accept for payment all outstanding shares of Company Common Stock which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the Offer Conditions, including the condition that a number of shares of Company Common Stock representing that number of shares of Company Common Stock which would equal more than fifty percent (50%) of the shares of Company Common Stock then issued and outstanding on a fully-diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition expressly reserves the right to increase the price per share of Company Common Stock payable in the Offer, to waive any of the conditions of the Offer or to make any other changes in the terms and conditions of the Offer (PROVIDED that, unless previously approved by the Company (such approval to be obtained from the Company Board) in writing, no change may be made which decreases the Per Share Amount payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, which imposes conditions to the Offer in addition to the Offer Conditions or which broadens the scope thereof). The Per Share Amount shall be paid net to the seller in cash, LESS any required withholding of taxes, upon the terms and subject to such conditions of the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its subsidiaries will be tendered in the Offer. "Business Day" means any day other than Saturday, Sunday or a federal holiday.

               (b) Subject to the terms and conditions hereof, the Offer shall remain open until midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); PROVIDED, HOWEVER, that without the consent of the Company Board, Acquisition may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived for one (1) or more periods (none of which shall exceed ten
(10) Business Days) not to exceed sixty (60) days in the aggregate, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one
(1) or more periods, not to exceed thirty (30) days, if required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (iii) extend the Offer on one (1) occasion for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered that number of shares of Company Common Stock which would equal more than ninety percent (90%) of the issued and outstanding shares of Company Common Stock. Acquisition agrees that if all of the Offer Conditions are not satisfied on any expiration date of the Offer, then, PROVIDED that all such conditions are then reasonably capable of being satisfied within ten (10) Business Days, Acquisition shall extend the Offer for a period or periods of not less than ten (10) days in the aggregate if requested to do so by the Company; provided that the Company shall be entitled to make only one (1) such request. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

               (c) CONTEMPORANEOUSLY WITH COMMENCEMENT OF THE OFFER, Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will reflect the existence of this Agreement (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws, including, without limitation, Rule 14D-1 of the Exchange Act. The information provided and to be provided by the Company, Parent and Acquisition for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition with respect to information supplied by the Company or its Subsidiaries in writing for inclusion in the Offer Documents. Parent, Acquisition and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws and the securities laws of the State of Delaware. The Company and its counsel shall be given the opportunity to review the Offer Documents (including any amendments or supplements thereto) prior to their filing with the SEC. In addition, Parent and Acquisition agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Acquisition or its counsel receives from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

     SECTION 1.2  COMPANY ACTION.

               (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in all respects, and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 203 of the Delaware General Corporation Law ("DGCL") and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock thereunder to Acquisition and approve and adopt this Agreement and the Merger. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents and warrants that Bowles Hollowell Conner & Co. ("BHC") (the "Financial Advisor") has delivered to the Company Board its written opinion dated April 7, 1998, that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders. The Company has been authorized by the Financial Advisor to permit the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9 (as defined in Section 1.2(b)).

               (b) Contemporaneously with the commencement of the Offer as provided in Section 1.1, the Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a), and to mail promptly the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws (including, without limitation, Rule 14D-9 of the Exchange Act) and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent shall be given a reasonable opportunity to review the
Schedule 14D-9 (including any amendments or supplements thereto) prior to their filing with the SEC. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel receives from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

               (c) In connection with the Offer, the Company will promptly furnish to Parent and Acquisition mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.3  DIRECTORS.

               (a) Promptly upon the purchase by Acquisition of Company Common Stock pursuant to the Offer, and from time to time thereafter, Parent or Acquisition shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Company Board) as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and (y) the percentage that such number of shares of Company Common Stock so purchased bears to the aggregate number of shares of Company Common Stock outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (i) increasing the size of the Company Board or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board, and in each case shall cause Parent's designees promptly to be so elected. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election. In addition, the Company shall mail to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with the Schedule 14D-9. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1. Prior to the Effective Time, Acquisition will not take any action to cause its designees to constitute a greater number of directors than the Board Percentage.

               (b) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Acquisition or waiver of the Company's rights hereunder, shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement.

                                      ARTICLE 2
                                     THE MERGER

     SECTION 2.1 THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. At the option of Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and the parties hereby agree to amend this Agreement to provide that, the Company shall be merged with and into Acquisition or another direct or indirect wholly-owned subsidiary of Parent, with Acquisition or such other subsidiary of Parent continuing as the Surviving Corporation; PROVIDED, HOWEVER, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to the exercise by Parent of the foregoing option.

     SECTION 2.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.3), the Company will file a Certificate of Merger (or, if permitted, Acquisition will file a Certificate of Ownership and Merger) in such form as required by the DGCL with the Secretary of State of the State of Delaware, and the parties shall take such other actions and make all other filings as may be required by law to effectuate the Merger. The Merger shall become effective at the time of such filings or such later time as is set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 2.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in Article 6 (the "Closing Date"), at the offices of Winston & Strawn, 35
W. Wacker Drive, Chicago, Illinois 60601, unless another time, date or place is agreed to in writing by the parties.

     SECTION 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company shall be amended in its entirety at the Effective Time to read as provided in the attached Exhibit B. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.6 DIRECTORS. The directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 2.7 OFFICERS. The individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 2.8  CONVERSION OF SHARES.

               (a) Except as provided in Section 2.9, at the Effective Time, each share of common stock, par value $.71 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares") (other than (i) Shares held by the Company or any wholly-owned direct or indirect subsidiaries of the Company, and (ii) Shares held by Parent, Acquisition or any other wholly-owned direct or indirect subsidiary of Parent), shall, by virtue of the Merger and without any further action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a cash payment per Share, without interest, equal to the Per Share Amount (the "Merger Consideration") upon the surrender of the certificate representing such Share.

               (b) At the Effective Time, each issued and outstanding share of the common stock, par value $.01 per share, of Acquisition shall, by virtue of the Merger and without any further action on the part of Parent, Acquisition or the Company or any holder thereof, be converted into one (1) validly issued, fully-paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (c) At the Effective Time, each Share held by the Company (as treasury stock or otherwise) or held by Parent, Acquisition or any wholly-owned direct or indirect subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

     SECTION 2.9 APPRAISAL RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to
Section 2.8(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.10  EXCHANGE OF CERTIFICATES.

               (a) Chase Mellon Shareholder Services, or another bank or trust company designated by Parent and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of Shares, for the exchange of a certificate or certificates which, immediately prior to the Effective Time, represented Shares (the

"Certificates") that were converted into the right to receive the Per Share Amount pursuant to Section 2.8(a), all in accordance with this Article 2. Parent will make available to the Exchange Agent from time to time the Merger Consideration to be paid in respect of the Shares.

               (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the Merger Consideration pursuant to
Section 2.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Per Share Amount, MULTIPLIED BY (B) the number of Shares represented by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a person other than the record holder of such Shares have been paid. Until surrendered and exchanged as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Per Share Amount, MULTIPLIED BY (B) the number of Shares represented by such Certificate, as contemplated by this
Section 2.10.

               (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration as may be required pursuant to this Section 2.9, PROVIDED, HOWEVER, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

               (d) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

               (e) Any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for any Merger Consideration.

               (f) Neither Parent nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g) Acquisition shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquisition is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquisition.

     SECTION 2.11 COMPANY STOCK OPTIONS. The Company hereby advises and confirms that the applicable plans and instruments (collectively, the "Option Plans") governing all outstanding options to purchase shares of Company Common Stock (each a "Company Stock Option") provide for the acceleration of the exercisability of each such option in connection with the transactions contemplated herein. The Company shall take all actions necessary prior to the Effective Time to assure that, at the Effective Time: (i) each Company Stock Option shall be canceled in exchange for an amount (the "Option Payment") in cash equal to the Per Share Amount less the applicable exercise price of such Company Stock Option, subject to applicable withholding taxes; and (ii) each stock appreciation right will be canceled in exchange for an amount in cash (the "SAR Payment") equal to the Per Share Amount less the exercise price of the Company Stock Option to which it is linked, subject to applicable withholding taxes. The surrender of a Company Stock Option in exchange for the Option Payment and of a stock appreciation right in exchange for the SAR Payment shall be deemed a release of any and all rights the holder had or may have had in such Company Stock Option or under such Option Plan. Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time no current or former employee director, consultant or other person shall have any option to purchase Shares or any other equity interests in the Company under any Option Plan.

                                      ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Acquisition that all of the statements contained in Article 3 are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date), except as set forth in the applicable section of the schedule attached to this Agreement (the "Company Disclosure Schedule") or as specifically set forth in the Company's SEC Reports (as defined in Section 3.4):

     SECTION 3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

               (b) The Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. Each of the Company's subsidiaries (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation or a limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing could not have a Material Adverse Effect (as defined below). When used in this Agreement, the term "Material Adverse Effect" means any effect, change or event that is or is reasonably likely to have a material adverse effect on the business, assets, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

               (c) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

               (d) The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company and each Subsidiary.

     SECTION 3.2  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

               (a) The authorized capital stock of the Company consists of Twenty-Five Million (25,000,000) shares of Company Common Stock, of which, as of March 31, 1998, (i) Ten Million One Hundred Twenty-Six Thousand Eight Hundred Fifty-Seven (10,126,857) shares of Company Common Stock were issued and outstanding, and (ii) Two Hundred Fifty-Nine (259) shares of preferred stock, Ten Dollars ($10.00) par value per share, no shares of which have been issued or are outstanding. All of the shares of Company Common Stock have been validly issued and are fully paid, non assessable and free of preemptive rights. As of the date hereof, Two Hundred Sixteen Thousand Four Hundred Fifty (216,450) shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Common Stock Options all of which were issued pursuant to the Option Plans (as herein defined). Since December 31, 1997, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already issued and outstanding on such date and other than 9,057 shares of Common Stock issued pursuant to the Company's 1993 Annual Incentive Plan for Key Employees (the "1993 Annual Incentive Plan") which are outstanding on the date hereof. Since December 31, 1997, no stock options have been granted. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants, calls, subscriptions, or other rights, arrangements, agreements or commitments to acquire from the Company or its Subsidiaries, and no obligations, arrangements, agreements or commitments of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively, "Company Securities").
There are no outstanding obligations, arrangements, agreements or commitments of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, no employees, directors, consultants and others have exercised the right to purchase shares of Common Stock which have yet to be issued under the Option Plans.

               (b) All of the outstanding capital stock of each Subsidiary has been validly issued and are fully paid and non-assessable and is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its Subsidiaries convertible into or exchangeable for, no options, warrants, calls, subscriptions, or other rights to acquire from the Company or its Subsidiaries, and no other contract, agreement, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other interests in, or any other securities of the Company or any Subsidiary. There are no outstanding obligations, arrangements, agreements or commitments of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other interests in the Company or any Subsidiary. To the knowledge of the Company, other than the Tender Agreement, there are no outstanding proxies with respect to the Company Common Stock and there are no agreements, arrangements or understandings by or among any persons which affect or relate to the voting of, or giving of written consents with respect to, the Company Common Stock. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               (c) The Company Common Stock constitutes the only class of equity securities of the Company registered or required to be registered under the Exchange Act.

               (d) Without limiting the foregoing, the Company's 1993 Restricted Stock Plan for Non-Employee and Certain Other Directors of Blessings Corporation (the "1993 Directors Plan"), 1993 Restricted Stock Plan for Key Employees, the 1993 Annual Incentive Plan, the Key Executive Stock Supplement, and each other stock purchase plan of the Company or any Subsidiary (each a "Stock Plan") will have been terminated on or prior to the Effective Time; provided that all recipients of awards under the Stock Plans outstanding on the date hereof shall remain entitled to the benefits of such awards, except that on and after the Effective Time such awards shall entitle such recipients to receive the cash value of such awards and not Company Common Stock. No further awards will be made under any Stock Plan on or after the date hereof.
In lieu of making the awards heretofore intended to be made at the time of the Company's scheduled annual meeting of stockholders in May of 1998 under the 1993 Directors Plan at the earlier of May 20, 1998 or the Effective Time, the Company will pay to the participants in such plan (not individually but in the aggregate) an aggregate amount in cash equal to the Per Share Amount multiplied by the 5,800 shares of Company Common Stock, in the aggregate, that were to have been awarded to the participants in such plan at the Company's May 1998 annual meeting of stockholders, subject to applicable withholding taxes.

     SECTION 3.3  AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND APPROVALS.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger if required by the DGCL, the approval and adoption of this Agreement by the holders of a majority of the then issued and outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

               (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Offer, the Merger and the Tender Agreement, contemplated hereby, and resolved to recommend that the shareholders of the Company approve and adopt this Agreement. The Company Board, at a meeting duly called and held, has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that the restrictions on "business combinations" set forth in Section 203 of the DGCL do not, and will not, apply to the transactions contemplated by this Agreement, including, without limitation, the Offer, the Merger and the Tender Agreement.

     SECTION 3.4  SEC REPORTS; FINANCIAL STATEMENTS.

               (a) The Company has timely filed all required forms, reports, schedules and registration statements and documents with the SEC since
December 31, 1996 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act (and the rules and regulations promulgated thereunder), each as in effect on the dates the SEC Reports were filed. The Company has delivered to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1996 and 1997,
(ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1996 and
(iii) all other SEC Reports filed by the Company with the SEC since December 31, 1996. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Annual Report on Form 10-K referred to in the second sentence of this Section 3.4(a) and the Company's filings on Form 10-Q for the fiscal quarters ended March 31, 1997, and June 30, 1997, and September 30, 1997, (a) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), (b) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements, and (c) with respect to contracts and commitments for the sale of goods or the provision of services by the Company and its Subsidiaries, contain and reflect adequate reserves for all reasonably anticipated material losses, returns and allowances and costs in excess of anticipated receipts.

               (b) The Company has delivered to Acquisition or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 3.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) any Schedule 13E-3 (as defined in Section 5.5),
(iii) the Proxy Statement (as defined in Section 5.4), (iv) the Schedule 14D-9, or (v) any other document filed or to be filed with the SEC or any other Governmental Entity (as defined herein) in connection with the Offer will, at the respective times that they or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Mexican Federal Law of Economic Competition (the "FLEC") and except for the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether foreign, federal, state or local (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect. Neither the execution, deliver and performance of this Agreement by the

Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or its Subsidiaries, (b) except as set forth on
Schedule 3.6 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, ordinance, decree, law, statute, rule, regulation or injunction binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or
(c) for violations, breaches or defaults which would not have a Material Adverse Effect, or (d) except as set forth on Schedule 3.6 of the Disclosure Schedule, result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, any of the Company's or a Subsidiary's existing Employee Plans (as hereinafter defined) or any grant or award made under any of the foregoing. Except as disclosed on Schedule 3.6 of the Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices could not have a Material Adverse Effect; provided, however, that the foregoing exception will not be applicable to any
(i) note, bond, mortgage, indenture, contract, agreement or other instrument or obligation relating to (x) indebtedness of the Company or any Subsidiary with an outstanding principal amount of more than $100,000 or (y) annual revenues to the Company of more than $150,000 or (ii) employment, compensation, termination or severance agreement, instrument or obligation of the Company or any Subsidiary. The total amounts payable to the executives identified in Schedule 3.6 of the Disclosure Schedule, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date hereof will not exceed the amount set forth on such schedule.

     SECTION 3.7 NO DEFAULT. None of the Company or its Subsidiaries are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule, regulation or injunction binding on or applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

     SECTION 3.8 NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. As of December 31, 1997, none of the Company or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) or which would have a Material Adverse Effect. Except as set forth on Schedule 3.8 of the Disclosure Schedule and for the Agreement of March 23, 1998 with John W. McMackin, the eleven Key Employee Retention Benefit Agreements, the revised Termination of Employment Policies described on Schedule 3.8 and the Early Retirement Pension Benefit Incentive Program described on Schedule 3.8 (copies of which have been provided to Acquisition or Parent), the revisions of the 1993 Directors Plan described on
Schedule 3.8 and the revisions to the Company's 1993 Annual Incentive Plan described on Schedule 3.8 (collectively, the "1998 Revisions"), since December 31, 1997, none of the Company or its Subsidiaries have incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have a Material Adverse Effect. Since December 31, 1997, there have been no events, changes or effects with respect to the Company or its Subsidiaries having a Material Adverse Effect. Except with respect to (a) the 1998 Revisions, (b) the amendments to the severance packages of Elwood M. Miller, James P. Luke and John
W. McMackin limiting the amounts payable thereunder, and (c) the acquisition by the Company of the minority interest of its NEPSA subsidiary in Mexico, since December 31, 1997, the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 5.1(a) through 5.1(n).

     SECTION 3.9 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which would have a Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement. None of the Company or its Subsidiaries are subject to any outstanding order, writ, injunction, ordinance, judgment or decree which would have a Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.10 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, statute, rule or regulation of any Governmental Entity except for violations or possible violations which would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect.

     SECTION 3.11 EMPLOYEE PLANS. Schedule 3.11 contains a complete and correct list of all agreements, plans and programs relating to the compensation and benefits of present and former officers, directors and employees (or their beneficiaries) of the Company, its Subsidiaries and all corporations, partnerships, trades or businesses under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA Affiliate"), or to which the Company or any Subsidiary or ERISA Affiliate is or may be required to contribute (each an "Employee Plan"), including all pension, retirement, bonus, stock option, severance, termination and other customary Company paid benefits (medical/major medical, disability, welfare, life insurance, etc.). Without limiting the generality of the foregoing, the term "Employee Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA to which the Company, a Subsidiary or any ERISA Affiliate contributes or is or may be required to contribute, or under which any of them has or may have any current or future liability. On or after the date hereof, neither the Company nor any Subsidiary or ERISA Affiliate will establish, amend, modify or terminate any Employee Plan in any manner, except as may be required by this Agreement or with the written consent of Acquisition.

               (a) With respect to each Employee Plan, the Company has made available to Acquisition a true, correct and complete copy of: (i) all plan documents and amendments, benefit schedules, trust agreements, insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, effective summaries of material modification, or employee handbook or manual; (iv) the most recent annual financial report; (v) the most recent actuarial report; and (vi) the most recent determination letter from the Internal Revenue Service ("IRS"), if any.

               (b) The Company, each Subsidiary and each ERISA Affiliate have complied and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations, including laws and regulations of any non-U.S. government or agency, applicable to the Employee Plans. With respect to each Employee Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), the IRS has issued a current favorable determination letter. No claims are pending against the Employee Plans, the Company, any Subsidiary or any ERISA Affiliate with respect to the Employee Plans, except for claims for benefit payments in the ordinary course of business, and no employee, beneficiary, dependent or governmental agency (including any non-U.S. agency) has threatened any appeal or litigation regarding any matter with respect to the Employee Plans.

               (c) All contributions required to be made to any Employee Plan by any applicable law or regulation (including laws and regulations of any non-U.S. government or agency) or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, for any period through the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

               (d)  As to each Employee Plan that is subject to Title IV or
Section 302 of ERISA or Section 412 or 4791 of the Code, there does not now exist, nor do any circumstances exist that could result in, any liability under any of those cited sections, and no reportable event has occurred or will occur (except to the extent the consummation of the Offer or Merger may itself be a reportable event).

               (e) As to each Employee Plan, there does not now exist, nor do any circumstances exist that could result in, any liability for failure properly to comply with the continuation coverage requirements of Section 601 ET SEQ. of ERISA and Section 4980B of the Code, and none of the Employee Plans provides for post-employment medical benefits, except to the extent required by those continuation coverage requirements.

               (f)  No Employee Plan is a multiemployer plan, as defined in
Section 3(37) of ERISA.

     SECTION 3.12  ENVIRONMENTAL LAWS AND REGULATIONS.

               (a)  To the knowledge of the Company and except as set forth on
Schedule 3.12 of the Disclosure Schedule, (i) each of the Company and its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws, regulations and permits relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since July 1, 1995, none of the Company or its Subsidiaries have received written notice of, or, to the best knowledge of the Company, are the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               (b) Except as set forth on Schedule 3.12, to the knowledge of the Company, there are no Environmental Claims which would have a Material Adverse Effect that are pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               (c) Except as set forth on Schedule 3.12 of the Disclosure Schedule, there are not, and to the best knowledge of the Company, there never have been, any underground or above ground storage tanks, or any ponds, pits, lagoons or impoundments containing hazardous substances on any real property currently or formerly owned or operated by the Company or any Subsidiary.

               (d) Except as set forth on Schedule 3.12 of the Disclosure Schedule, no hazardous substances have ever been disposed of, buried, spilled, leaked, discharged, emitted, or released at levels requiring reporting, investigation, removal, or remediation under any Environmental Law, in, on, from or under real property currently or formerly owned or operated by the Company or any Subsidiary, including such real property for which the Company or any Subsidiary has retained or assumed liability either contractually or by operation of law.

     SECTION 3.13  TAX MATTERS.

               (a) The Company and its Subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its Subsidiaries and have paid in full or made adequate provision for the payment of all Taxes (as defined below).
Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

               (b) Except as set forth on Schedule 3.13, (i) neither the Company nor its Subsidiaries (A) have ever been a member of any group of companies that files a consolidated, combined, or unitary return for federal, state, local, or foreign Tax purposes (except for any group that has the Company as its common parent); (B) have ever been a party to a joint venture, partnership, or other arrangement that could be treated as a partnership for tax purposes, (C) have ever executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment, or collection for any Taxes or have ever executed a power of attorney with respect to Taxes that is currently in force;
(D) have any tax audits or other administrative proceedings presently pending with regard to any Taxes or tax returns; (E) have any issues being asserted against it by any taxing authority; (F) have ever entered into any agreement with respect to Taxes that affects any taxable year ending after the closing of the Offer; (G) have been required to make, or have agreed to or have an application pending to make, any adjustment by reason of a change in accounting methods that affects any taxable year after the closing of the Offer; (H) have any permanent establishment in any foreign country (apart from Mexico) or are engaged in a trade or business in any foreign country (apart from Mexico); or
(I) are party to any contract, agreement, plan, or arrangement covering any employee of the Company or any Subsidiary that, individually or collectively, could give rise to a payment that would not be deductible by reason of either
Section 280G or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                      (ii) No asset of the Company or any Subsidiary is tax-exempt use property under Code Section 168(h), is required to be treated as owned by any other person pursuant to the safe harbor lease provisions of former Code Section 168(f)(8), or been financed (directly or indirectly) from proceeds of any tax-exempt state of local government obligation described in Code Section 103(a).

     SECTION 3.14 AFFILIATE TRANSACTIONS. Neither the Company nor any of its Subsidiaries is a party to any transaction (including, without limitation, the purchase or sale of any property or service) with, or involving the making of any payment or transfer to, any Affiliate (as defined below) other than the Company or any of its wholly-owned Subsidiaries. "AFFILIATE" of any person means any other person directly or indirectly controlling, controlled by or under common control with such person. A person shall be deemed to control another person if the controlling person owns 10% or more of any class of voting securities (or other ownership interest) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of stock, by contract or otherwise.

     SECTION 3.15 LABOR MATTERS. Except as set forth on Schedule 3.15 to the Disclosure Schedule, no employee of the Company or of any of its Subsidiaries are represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certifications, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

     SECTION 3.16 RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS, DISTRIBUTORS AND SALES REPRESENTATIVES. Except with respect to reduced purchases or order cancellations by the material customers listed on Schedule 3.16 which have been disclosed by the Company to Parent, and subject to the last sentence of Section 3.21, neither the Company nor any Subsidiary has received notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship or any contract or agreement with the Company or any of its Subsidiaries which existed on December 31, 1997 and which would have a Material Adverse Effect.

     SECTION 3.17 CONTRACTS. Schedule 3.17 of the Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases (each a "Contract") to which the Company or any of its Subsidiaries is a party and which fall within any of the following categories: (i) Contracts not entered into in the ordinary course of business, (ii) joint venture, partnership and like agreements, (iii) Contracts containing covenants purporting to limit the ability of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals, (iv) Contracts which after the Effective Time would have the effect of limiting the ability of Parent or its subsidiaries (other than the Company and its Subsidiaries) to complete in any line of business in any geographic area or to hire any individual or group of individuals, (v) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its Subsidiaries,
(vi) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (viii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $250,000, letter of credit or other agreements or instruments of the Company or any of its Subsidiaries or commitments for the borrowing or the lending of amounts in excess of $250,000 by the Company or any of its Subsidiaries or providing for the creation of any lien upon any of the assets of the Company or any of its Subsidiaries and (viii) Contracts with or for the benefit of any Affiliate of the Company (other than Subsidiaries). All of the Contracts required to be disclosed by this Section
3.17 are valid and binding obligations of the Company or a Subsidiary and the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any such Contract except such violations or defaults under such Contracts which would not have a Material Adverse Effect.

     SECTION 3.18  TANGIBLE PROPERTY; REAL PROPERTY AND LEASES.

               (a) The Company and each Subsidiary have sufficient title to all their tangible properties and assets necessary to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

               (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all Liens, other than
(A) Liens for current taxes and assessments not yet past due, (B) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(C) all Liens which, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) no material portion of which is either subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

               (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring annual rental payments in excess of $100,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been otherwise modified or amended, the Company is in possession of such leased real property, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.19 TRADEMARKS, PATENTS AND COPYRIGHTS. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, which, individually or in the aggregate, could have a Material Adverse Effect. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way with any patent, license, trademark, trade dress, trade name, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect. There are no infringements of any proprietary rights owned by or licensed by or to the Company or any

Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any Subsidiary has licensed or otherwise authorized the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

     SECTION 3.20 BROKERS. No broker, finder, financial advisor or investment banker other than BHC is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The aggregate Merger Fees (as defined herein) owed or which will be owing by the Company and its Subsidiaries in connection with the Offer, the Merger and the other transactions contemplated by this Agreement will not exceed $3,500,000. "Merger Fees" means all fees and expenses paid since March 1, 1998 or payable by or on behalf of the Company or any of its Subsidiaries to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby.

     SECTION 3.21 NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties have been made by or on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance of the Company, its Subsidiaries or their respective businesses.

                                      ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company that all of the statements contained in Article 4 are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date):

     SECTION 4.1  ORGANIZATION.

               (a) Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect (as defined below). When used in connection with Parent or Acquisition, the term "Parent Material Adverse Effect" means any effect, change or event that is or is reasonably likely to be materially adverse to the business, assets, prospects, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole.

               (b) Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation or Certificate of Incorporation and Bylaws, as applicable, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property is owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

     SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby, except that the approval of Parent's shareholders of this Agreement and the Merger and the transactions contemplated hereby and thereby may be required. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

     SECTION 4.3 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the Offer Documents, (ii) any Schedule 13E-3, (iii) the Schedule 14D-9,
(iv) the Proxy Statement or (v) any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the Offer will, at the respective times that they or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and the filing of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the respective certificate or Articles/Certificate of Incorporation or Bylaws (or similar governing documents of Parent or Acquisition, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule, ordinance regulation or injunction binding on or applicable to Parent or Acquisition or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have a Parent Material Adverse Effect or on the ability of Parent or Acquisition to consummate the Offer or the Merger.

     SECTION 4.5 NO DEFAULT. Neither Parent or Acquisition are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its certificate or Articles/Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have a Parent Material Adverse Effect.

     SECTION 4.6 AVAILABILITY OF FINANCING. Parent and Acquisition have received financing commitments from The Chase Manhattan Bank and Chase Securities, Inc. (the "Commitments") and will have the necessary funds to purchase all of the shares of the Company Common Stock in the Offer and the Merger and to pay any and all of the costs and expenses incurred and to be incurred by Parent and Acquisition in connection with the transactions contemplated by the Agreement. Parent hereby guaranties the payment and the performance by Acquisition of its obligations under the Agreement.

     SECTION 4.7 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever nor entered into any agreement or arrangement with any person or entity.

     SECTION 4.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

     SECTION 4.9 NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties are made by or on behalf of Parent or Acquisition in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance of Parent, Acquisition or their businesses.

                                      ARTICLE 5
                                      COVENANTS

     SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company and its Subsidiaries (i) shall not conduct their operations otherwise than in the ordinary course of business consistent with past practice and (ii) shall use their commercially reasonable efforts to preserve the business organization of the Company and each Subsidiary. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent or Acquisition, and will not permit any of its Subsidiaries to:

               (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

               (b) amend or modify (except as contemplated herein) the terms of any benefit or stock option plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitment, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options issued and outstanding on the date hereof;

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any Company Securities or any securities of the Company's Subsidiaries;

               (d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) except as described in Schedule 5.1 of the Disclosure Schedule, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) except for short-term investments in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person other than intercompany loans between any wholly-owned Subsidiary and the Company and the Company or another wholly-owned Subsidiary;
(iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon except for Liens securing indebtedness not exceeding One Million Dollars ($1,000,000.00) in the aggregate;

               (e) except as described in Section 3.8 herein or as contemplated by this Agreement enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or its Subsidiaries), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

               (f) except with the consent of Parent or Acquisition, which consent will not be unreasonably withheld, acquire, sell, lease, license, transfer or dispose of any assets outside the ordinary course of business;

               (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it, including tax accounting policies and procedures;

               (h) except as described in the draft of the Joint Venture Agreement between the Company and Canguru Embalagens Criciuma Ltda., a subsidiary of Servinec Industria e Servicos Mecanicos Ltda., a limited liability corporation, under the laws of Brazil (which the Company agrees not to execute without the prior consent of Parent), (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) authorize or make any new capital expenditure or expenditures other than those already included in the Company's 1998 capital expenditure budget previously provided to Parent or Acquisition; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

               (i) make any tax election or settle or compromise any material income tax liability;

               (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries at December 31, 1997;

               (k) settle or compromise any suit, action or claim or threatened suit, action or claim where the amount involved is greater than $500,000;

               (l) other than the ordinary course of business and consistent with past practice, (i) waive any rights of substantial value, (ii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries, or (iii) make any payment, direct or indirect, of any material liability of the Company or any of its Subsidiaries before the same come due in accordance with its terms; or

               (m) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business consistent with past practice; or

               (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(m) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     SECTION 5.2  ACQUISITION PROPOSALS.

               (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers, directors, employees, agents or representatives of it or its Subsidiaries (collectively, the "Representatives") shall, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, liquidation, recapitalization, reorganization, share exchange, consolidation or similar transaction involving it, or any purchase of, or tender offer for, any equity securities of it or any of its Subsidiaries or 15% or more of its and its Subsidiaries' assets (based on the fair market value thereof) taken as a whole (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the Representatives or Subsidiaries shall, directly or indirectly, have any discussions with or provide any non-public information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding requiring it to abandon, terminate, delay or fail to consummate the Merger or any other transactions contemplated by the Agreement; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and further provided, however, that nothing contained in Section 5.2 shall prohibit the Company or any Representative from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal (i) that involves all cash consideration and contains no express financing contingency; and (ii) that the Board of Directors of the Company concludes in good faith is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and that would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal") if, and only to the extent that, (A) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary from, and (B) the Company promptly advises Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations.

               (b) At any time after 48 hours following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.2, the Board of Directors may withdraw or modify its approval or recommendation of the Offer, terminate the Agreement and cause the Company to enter into any agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Purchaser the Termination Fee (as defined below). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification to Parent) after the expiration of such 48 hour period.

               (c) The Company agrees that it, its Subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     SECTION 5.3  ACCESS TO INFORMATION.

               (a) Between the date hereof and the Effective Time, the Company will provide and will cause its Subsidiaries and each of their respective officers, directors, employees, agents and representatives to provide to Parent and Acquisition and their authorized representatives full access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its Subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as Parent or Acquisition may from time to time reasonably request.

               (b) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated January 22, 1998; provided, that upon consummation of the Offer, the parties agree that such Confidentiality Agreement will terminate.

     SECTION 5.4  SHAREHOLDERS MEETING.

               (a) If a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of Shares by Acquisition pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of this Agreement. In connection with such shareholders meeting, the Company will prepare and file with the SEC a proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor referred to in Section 1.2(a) that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incidental thereto. Notwithstanding the foregoing, if Parent, Acquisition and/or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with the DGCL.

               (b) Parent and Acquisition agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Acquisition or any subsidiary of Parent to be voted in favor of the Merger.

     SECTION 5.5 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the Company, Parent and Acquisition shall, and the Company shall cause its Subsidiaries to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(a) cooperation in the preparation and filing of the Offer Documents, the
Schedule 14D-9, any Schedule 13E-3 required by the Exchange Act (the "Schedule 13E-3"), the Proxy Statement and any filings that may be required under the HSR Act and the FLEC and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to consummate the financing contemplated by the Commitments, to secure any necessary consents under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations;
(c) contesting any legal proceeding relating to the Offer or the Merger and
(d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as reasonably practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the parties shall use their best efforts to cause the appropriate officers and directors to take all such necessary action.

     SECTION 5.6 CONSENTS. Parent, Acquisition and the Company each will, and the Company will cause each of its Subsidiaries to, use all commercially reasonable efforts to obtain consents or waivers of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

     SECTION 5.7 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent, Acquisition and the Company and its Subsidiaries, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange, Inc., AMEX, or the Nasdaq Stock Market, as determined in good faith by Parent, Acquisition or the Company, as the case may be.

     SECTION 5.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

               (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years following the Effective Time. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking (if required by law) by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

               (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company with respect to matters occurring prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less beneficial to the beneficiaries of the existing policies in effect on the date hereof; provided, further, that during the last three years of the six
(6) year period following the Effective Time, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 200% of the most recent annual premium paid by Company prior to the date hereof (which the Company represents to have been $80,000).

               (c) In the event the Company or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of the Company shall comply in all material respects with the terms of this Section 5.8.

               (d) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the directors, officers, employees and agents of the Company and its Subsidiaries, their heirs and their representatives.

     SECTION 5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at any time from the date hereof to the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not cure any such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.10   EMPLOYEE MATTERS.

               (a) Employees of the Company and its Subsidiaries shall be treated after the Merger no less favorably under Parent ERISA Plans than other similarly situated employees of Parent and its subsidiaries.

               (b) For a period of one (1) year following the Merger, Parent shall and shall cause its subsidiaries to maintain, with respect to their employees who had been employed by the Company or any of its Subsidiaries prior to the Effective Time and who remain employed following the Effective Time ("Transferred Employees") employee benefits (as defined for purposes of Section 3(3) of ERISA), other than stock option plans, which are substantially comparable in the aggregate to such employee benefits provided by the Company and its Subsidiaries immediately prior to the Merger. Parent shall and shall cause its subsidiaries (i) to maintain with respect to the Transferred Employees, for a period of one (1) year following the Merger, base salary or regular hourly wage rates at not less than the amount or rate applicable to such employees immediately prior to the Merger and (ii) continue the Company's severance program through December 31, 1998.

               (c) To the extent they participate under such plans, Parent and its subsidiaries shall credit employees of the Company and its Subsidiaries for purposes of determining eligibility to participate or vesting under Parent ERISA Plans with their service prior to the Merger with the Company and its Subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

               (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person, except Elwood M. Miller, who shall be guaranteed employment at his current salary and cash bonus levels through July 1, 1998.

     SECTION 5.11 SEC FILINGS. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     SECTION 5.12 GUARANTEE OF PERFORMANCE. Parent hereby guarantees the payment and performance by Acquisition of its obligations under this Agreement and the indemnification and other obligations of the Surviving Corporation provided for in Section 5.8.

     SECTION 5.13 NOTICE OF CERTAIN EVENTS. The Company shall promptly notify Acquisition, and Acquisition shall promptly notify the Company, of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

               (c) with respect only to the Company and its Subsidiaries, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or which relate to the consummation of the transactions contemplated by this Agreement or which could result in a Material Adverse Effect.

                                      ARTICLE 6
                       CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) if required by law in order to effect the Merger, this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

               (b) no applicable statute, rule, regulation, judgment, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger or has the effect of making the purchase of the Shares illegal;

               (c) any waiting period applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

               (d) Acquisition shall have purchased the Shares pursuant to the Offer.

                                      ARTICLE 7
                            TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

               (a) by mutual written consent of Parent, Acquisition and the Company;

               (b) by Parent or Acquisition or the Company if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any final order, judgment, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action is or shall have become nonappealable;

               (c) by Parent and Acquisition if (A) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions (it being understood that if such occurrence or circumstance is curable by the Company through the exercise of its reasonable best efforts prior to the next scheduled expiration date of the Offer, and for so long as the Company continues to exercise such reasonable best efforts prior to such expiration date, Acquisition may not terminate the Offer prior to such expiration date, Acquisition shall have (i) terminated the Offer or (ii) failed to pay for shares of Company Common Stock pursuant to the Offer (but only following the expiration of the 10-day extension contemplated by the proviso to the last sentence of Section 1.1(b)) or (B) the Offer shall not have been consummated on or before July 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to Parent or Acquisition if (X) either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (c) or (Y) during any extension of the Offer made pursuant to Section 1.1(b)(iii) of this Agreement;

               (d) by the Company (i) if Acquisition shall have failed to commence the Offer pursuant to Section 1.1 of this Agreement, or (ii) if the Offer shall not have been consummated by July 31, 1998; PROVIDED, HOWEVER, that the right to terminate the Agreement pursuant to this clause (d) shall not be available to the Company if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this clause (d);

               (e) by the Company prior to the purchase of Shares pursuant to the Offer (i) if there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case which materially adversely affects (or materially delays) the consummation of the Offer; (ii) if there shall have been a breach on the part of Parent or Acquisition of any of their respective covenants or agreements hereunder or materially adversely affecting (or materially delaying) the consummation of the Offer (including the payment for Shares), and Parent or Acquisition, as the case may be, has not cured such breach prior to the earlier of (A) ten (10) days following notice by the Company thereof and (B) two (2) Business Days prior to the date on which the Offer expires, provided that with respect to clauses (i) and (ii) the Company has not breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately contributed to the breaches referenced in this clause (e) or (iii) pursuant to
Section 5.2(b); or

               (f) by Parent or Acquisition prior to the purchase of shares of Company Common Stock pursuant to the Offer if (i) the Company Board or any committee thereof (A) withdraws or modifies in a manner adverse to Parent or Acquisition its approval or favorable recommendation of the Offer or the approval or recommendation of the Merger or (B) approves or recommends an Acquisition Proposal by a person other than Parent or Acquisition or (C) resolves to do any of the foregoing; (ii) (X) the Company enters into an agreement with respect to an Acquisition Proposal or a Third Party Acquisition (as defined below), (Y) except for a transaction described in the following clause (Z), a transaction contemplated by an Acquisition Proposal (other than such a transaction without the consent or approval of the Company which results in a Third Party (as defined below) acquiring less than ten percent (10%) of the outstanding Shares and does not otherwise constitute an Acquisition Proposal) or a Third Party Acquisition occurs or (Z) a transaction contemplated by an Acquisition Proposal occurs without the consent or approval of the Company which results in a Third Party acquiring from ten percent (10%) to twenty percent (20%) of the outstanding Shares that does not otherwise constitute an Acquisition Proposal (excluding for purposes of this clause (f)(ii) an acquisition of Shares by a wholly-owned subsidiary of the Williamson-Dickie Manufacturing Company permitted by Section 4(a)(i) of the Tender Agreement);
(iii) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect or materially adversely affect (or delay) the consummation of the Offer or the Merger; or (iv) there shall have been a breach on the part of the Company of its covenants or agreements hereunder having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer and, with respect to clauses (iii) and (iv) above (other than with respect to a breach of Section 5.2 or the first sentence of 1.2(b)), the Company has not cured such breach prior to the earlier of (A) ten (10) days following notice by Parent or Acquisition thereof and (B) two (2) Business Days prior to the date on which the Offer expires, PROVIDED that, with respect to clauses (iii) and (iv) above, neither Parent nor Acquisition has breached in any material respect any of their respective obligations under this Agreement in any manner that shall have proximately contributed to the breaches referenced in this clause (f);

     SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Sections 5.3(b) and 7.3. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 7.3  FEES AND EXPENSES.

               (a) In the event that this Agreement shall have been terminated pursuant to:

                      (i) Section 7.1(e)(iii) or Section 7.1(c) as a result or the failure to satisfy any of the conditions set forth in paragraphs (c) or (e) of Annex A;

                      (ii)    Section 7.1(f)(i) or (ii) (other than (f)(ii)(Z));
     or

                      (iii) Sections 7.1(f)(iii) or (iv) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within twelve (12) months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below) or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had discussions with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination;

the Company shall pay to Parent in the case of (i) and (ii) not later than two Business Days after termination of this Agreement and in the case of (iii), upon the consummation of the Third Party Acquisition referred to therein, a fee equal to $13,000,000 (the "Termination Fee") immediately upon such a termination.

               "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of thirty percent (30%) of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of thirty percent (30%) or more of the outstanding Shares (excluding an acquisition of Shares by a wholly-owned subsidiary of the Williamson-Dickie Manufacturing Company permitted by Section 4(a)(i) of the Tender Agreement).

               (b) Upon the termination of this Agreement prior to the purchase of Shares by Acquisition pursuant to the Offer pursuant to Section 7.1(f) (unless such termination is also covered by Section 7.3(a)) or 7.1(e)(iii), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten (10) Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed Five Hundred Thousand Dollars ($500,000.00), actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing and accountants). If Parent or Acquisition shall have submitted a request for reimbursement hereunder, Parent will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed Five Hundred Thousand Dollars ($500,000.00)) within ten (10) Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(c) shall relieve any party from any liability for breach of this Agreement.

               (c) Upon the termination of this Agreement pursuant to Sections 7.1(d)(i), (e)(i) or (e)(ii), Parent shall reimburse the Company and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed Five Hundred Thousand Dollars ($500,000.00), actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing and accountants). If the Company shall have submitted a request for reimbursement hereunder, the Company will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested (not to exceed Five Hundred Thousand Dollars ($500,000.00)) within ten (10) Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 7.3(c) shall relieve any party from any liability for breach of this Agreement.

               (d) Except as specifically provided in this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 7.4 AMENDMENT. Subject to Section 1.3(b), this Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after any required approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     SECTION 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                      ARTICLE 8
                                   MISCELLANEOUS

     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

     SECTION 8.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) without the consent of the parties shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations; provided further, that the obligation of any party hereto under Section 5.8 shall not be assigned without the consent of the person whom such obligations are for the benefit of.

     SECTION 8.3 VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

     SECTION 8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

          IF TO PARENT OR ACQUISITION:

               Huntsman Packaging Corporation
               500 Huntsman Way
               Salt Lake City, UT 84108
               Attention:     Richard P. Durham, President and Chief Executive
                              Officer Ronald G. Moffitt, General Counsel

          WITH A COPY TO:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois 60601
               Attention:  John L. MacCarthy

          IF TO THE COMPANY:

               Blessings Corporation
               200 Enterprise Drive
               Newport News, Virginia  23603
               Attention:  Elwood M. Miller, President and CEO

          WITH A COPY TO:

               Patten, Wornom & Watkins, L.C.
               12350 Jefferson Avenue, Suite 360
               Newport News, Virginia 23602
               Attention:  Joseph H. Latchum, Jr., Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 8.5  GOVERNING LAW; JURISDICTION.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

               (b) In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consent to service of process by notice as provided in this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

     SECTION 8.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.6.

     SECTION 8.7 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this

Agreement shall be construed according to their fair meaning and not strictly for or against any party.

     SECTION 8.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 8.10 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

     SECTION 8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                              BLESSINGS CORPORATION,
                              a Delaware corporation


                              By:    /S/ ELWOOD M. MILLER
                                     -------------------------------------------
                              Name:  Elwood M. Miller
                              Title: President and Chief Executive Officer



                              HUNTSMAN PACKAGING CORPORATION,
                              a Utah corporation


                              By:    /S/ RICHARD P. DURHAM
                                     -------------------------------------------
                              Name:  Richard P. Durham
                              Title: President and Chief Executive Officer



                              VA ACQUISITION CORP.,
                              a Delaware corporation

                              By:    /S/ RICHARD P. DURHAM
                                     -------------------------------------------
                              Name:  Richard P. Durham
                              Title: President and Chief Executive Officer

                                       ANNEX A


     THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

     Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC or the Exchange Act (including Rule 14e-1(c) thereof), pay for, and may delay the acceptance for payment of, or the payment for, any Shares (and, if required pursuant to Section 1.1(b) of the Agreement, shall extend the Offer for a period of at least ten (10) days and may otherwise, subject to the terms of the Agreement, amend, extend, or terminate the Offer) if
(i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) any applicable waiting period under the FLEC shall not have expired or been terminated without objection from the Mexican Federal Competition Commission or (iv) at any time prior to the acceptance for payment of Shares, Acquisition makes a good faith determination that any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction (whether permanent or temporary) promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any Governmental Entity, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) directly or indirectly prohibits, materially delays, or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger; (ii) directly or indirectly prohibits, materially delays, or imposes material limitations on the ability of Acquisition to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its Subsidiaries, Acquisition or any of their respective affiliates; or (iii) otherwise has a Material Adverse Effect; or

          (b) (i) the representation and warranties of the Company as set forth in the Agreement (when read without any exception or qualification as to knowledge, materiality or Material Adverse Effect) shall not be true and correct as of the date of the Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect or would materially increase the amount paid to the Company's stockholders in the Offer and the Merger; (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Agreement; or (iii) any change or event shall have occurred that has a Material Adverse Effect; or

          (c) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition, or any of their affiliates or any group of which any of them is a member, shall have entered into a definitive agreement or an agreement in principle with the Company or any Subsidiary with respect to an Acquisition Proposal or the Company Board (or any committee thereof) shall have adopted a resolution approving any of the foregoing; or

          (d) the Company, Parent and Acquisition shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

          (e) the Company Board (or any committee thereof) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another Acquisition Proposal, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

          (f) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel), (iv) a change in the general financial, bank or capital markets which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (v) in the case of any of the foregoing clauses (i) through
(iv) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the benefit of Parent and Acquisition and may be asserted by Parent or Acquisition regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      EXHIBIT A


Stockholder                     Shares
-----------                   ----------
Williamson-Dickie             5,496,096
Leonard Birnbaum                 79,238
Michael C. Carlson               10,000
Wayne A. Durboraw                13,147
Joseph J. Harkins                12,134
James P. Luke                    69,490
John W. McMackin                 24,542
Elwood M. Miller                 87,812
Manuel G. Villareal             120,613
Robert E. Weber                  12,000
                              ---------
                              ---------
Total ....................... 5,925,072


                                      EXHIBIT B

                             CERTIFICATE OF INCORPORATION
                                          OF
                                 [__________________]
                                A DELAWARE CORPORATION

          FIRST. The name of the corporation is [________________], (hereinafter, the "CORPORATION").

          SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW").

          FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

          FIFTH. The Board of Directors shall have concurrent power with the stockholders to make, alter, amend or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          SIXTH: The names and places of residence of the incorporators are as follows:

          Names:                   Residence:
          ------                   ----------
          L.E. Grey                Wilmington, Delaware
          L.H. Herman              Wilmington, Delaware
          S.M. Brown               Wilmington, Delaware

          SEVENTH. a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of the provisions of Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

          b) The Corporation shall have the power to indemnify any and all of its officers or directors, or former officers or directors, or any person who may serve or has served at its request as an officer or director of another corporation in which it owns shares of capital stock, to the full extent and in the manner permitted by applicable law. Such indemnification shall not be exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or disinterested directors, or otherwise.

          EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.




                                     Exhibit B-2